Energy for a Clean Environment

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Page 4: New HR manager joins GGE

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

USDA bumps crop estimate

Despite a slowly maturing corn crop impacted by late summer heat, USDA upped its production forecast for the crop earlier this month.

Corn production is forecast at 13.8 billion bushels, up less than 1 percent from the August forecast and up 28 percent from 2012. If realized, this will be a new record production for the United States. Based on conditions as of Sept. 1, yields are expected to average 155.3 bushels per acre, up 0.9 bushels from the August forecast and 31.9 bushels above the 2012 average. If realized, this will be the highest average yield since 2009.

Homeland update

While we reported in the July newsletter than Homeland Energy Solutions, in which Golden Grain is a significant investor, had reached an agreement to repurchase the units owned by the company's largest investor, Steve Retterath, that agreement has stalled. Retterath has filed a lawsuit against HES and some individual members of the board and management. HES has filed a suit in Iowa State Court asking that the court force Retterath to uphold the original repurchase agreement.

Update from the CEO

Markets better than expected

As you will read in the financial report on Page 2, the third quarter has been stronger than anticipated for Golden Grain Energy and the entire industry.

The economics of ethanol have been better than projected this year, primarily due to the tight supply and to Brazil's change in its blending rate from 20 percent ethanol to 25 percent. While I had predicted at GGE's annual meeting that there would be an influx of Brazilian ethanol imports into the market over the summer months, that did not develop.

Demand has been strong, and a somewhat tighter supply than the last few years means that we should see a better-than-expected fourth quarter as well.

Golden Grain wishes all of our farmer-owners a successful and safe harvest; it is exciting to see those combines in the field again.

— Walt Wendland
President & CEO
Golden Grain Energy

E15 may get unexpected boost from industry changes

Many Iowans are noticing changes when they pull up to the gas pump at their local retailer. Often there is no longer an 89-octane sticker over the lowest priced fuel. Now the lowest priced fuel is 87-octane (unless the retailer offers higher ethanol blends). The good news is the cheap 87-octane fuel is still 10 percent ethanol.

So what changed?

Simply put, oil refiners stopped shipping 87-octane gasoline up the pipelines to Iowa and replaced it with 84-octane gasoline. The lower octane gasoline cannot be legally sold in Iowa. It must be blended with either 10 percent ethanol or 43 percent premium gasoline in order to boost its octane rating to 87. Refiners enhance their profits by lowering the octane of the gasoline they produce. It costs less to produce 84-octane gasoline and refiners actually get more gallons of lower octane fuel out of the same barrel of crude oil.

What should consumers expect?

• Most, if not all, retailers will offer

Continued on Page 3

2013 turning out much stronger than last year

What a difference a year makes in profitability for the ethanol industry. The third fiscal quarter for Golden Grain Energy ended July 31, 2013, and showed income per unit of $0.35, compared to net loss per unit of $(0.10) for the same fiscal quarter of 2012.

Strong margins were also experienced by our investments in other ethanol plants. We recorded approximately $2.2 million of income from our investments during our third quarter of 2013. GGE has paid down about one-third of the debt we took on in December as part of the redemption of membership units. We also typically carry more inventory now than in previous years since we have expanded our corn storage abilities. Lately, however, our bins have not been full as we continue to squeeze corn supplies until we are able to see new crop corn harvested in the area. We anticipate the last quarter of our 2013 year will be respectable both from GGE's operating profits and from our investments.

The $0.10/unit distribution that was declared by the board of directors in August for members of record as of Aug. 19 was paid on Sept. 23. Please check your records accordingly and call the office if you have any questions. Although activity has been light, recent unit transfers have taken place at $3.00-$3.25 per unit. Current book value is about $4.70 per unit. When transferring units, the seller is responsible for their portion of taxable income until the month of transfer. We anticipate a taxable income estimate being released in mid-December along with a release of our 2013 fiscal year earnings.

The complete 10-Q includes more detailed statements and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	July 31, 2013	Oct. 31, 2012
Current Assets	$20,120,830	$19,215,366
Total Assets	$115,130,762	$115,447,064
Current Liabilities	$8,175,684	$8,466,689
Long-term liabilities	$13,484,259	$4,286,379
Members Equity	$93,470,819	$102,693,996
# of Member Units	19,883,000	24,460,000
Book Value per Unit	$4.70	$4.20

INCOME STATEMENT	3 Months Ended 7/31/2013	3 Months Ended 7/31/2012	9 Months Ended 7/31/2013	9 Months Ended 7/31/2012
Revenues	$84,597,520	$85,411,913	$263,885,891	$248,799,186
Gross Profit (Loss)	$5,527,465	$(1,909,128)	$6,696,176	$5,888,443
Equity in Net Income (Loss) from Investments	$2,196,273	$(8,810)	$3,396,139	$3,650,341
Net Income (Loss)	$6,982,173	$(2,387,429)	$7,776,823	$7,905,642
Net Income (Loss) per Unit	$0.35	$(0.10)	$0.37	$0.32
Distribution Paid	$--	$--	$--	$0.65

Upcoming events for BMEC trailer

Oct 16-18: Minnesota School Board Association Annual Meeting.

Oct 29-Nov 4: Texas Motor Speedway

Wendland re-elected to RFA position

The Renewable Fuels Association (RFA) is proud to announce Walter Wendland, CEO of Golden Grain Energy LLC, was elected as treasurer of the association at its annual membership meeting in Minneapolis. "I have been around ethanol and ethanol producers for many years now, and the ethanol industry is under the most vicious attack I have ever seen. We are fighting back and I am ready for another year protecting the RFS." Wendland said. "I have seen first hand the immense impact ethanol has had on my local community, Iowa and the nation. I am proud of the ethanol we produce and will continue working with the RFA to ensure the ethanol industry thrives for years to come."

Continued from Page 1

Lower octane base fuel could mean more ethanol

an 87-octane E10. This is the lowest cost fuel that can be used in any and all engines. Its relative price should not change.

• Most retailers will continue to offer at least one non-ethanol gasoline.

• An increasing number of retailers will begin offering E15 to consumers as a registered fuel.

Why more E15?

Some industry observers believe that the sales of non-ethanol blended gasoline will drop dramatically once the full price impact of the refiners' fuel shift is felt. Retailers with three product offerings can add E15 to their product lineup while still offering E10 and a non-ethanol gasoline. Retailers with two tanks have to consider whether E15 might attract more customers than the higher priced (non-ethanol blended) fuels.

Currently E15 is priced 5 to 15 cents per gallon less than E10 and substantially less than non-ethanol gasoline. E15, which is legal for use in all 2001 and newer vehicles, is the lowest priced fuel on the market for non-flexible fuel vehicles. E15 is expected to have an 89-octane rating.

We're already seeing a slow movement in that direction. Iowa currently has eight registered E15 retailers and three times that many stations in the process of switching. The real move will come when one of the large chains begins to offer E15. The appeal is clear. More than 85 percent of a retailer's customers (2001 and newer vehicles) could spend less money to buy a higher octane fuel. Everywhere it's been tried, that is a winning combination.

— Monte Shaw, Iowa Renewable Fuels Association



Brooke Peters, controller, from Golden Grain Energy with her top-selling baked goods at the IRFA PAC auction.

GGE baker tops IRFA auction

As part of its 6th annual fundraising auction, the Iowa Renewable Fuels Association PAC issued a challenge to member plants to provide pies or other baked items for the auction. Golden Grain Energy's controller Brooke Peters stepped up to the challenge, as did Golden Grain's supporters. Her pie and other items raised a total of $580, topping the contest for 2013.

Thanks to Brooke and all of those who pitched in to help bring the "pie title" to GGE!

RFA responds to Valero story from Fort Dodge

Bob Dinneen, president of the Renewable Fuels Association, submitted the following letter to the editor of the Fort Dodge Messenger News regarding a story with "big oil" company Valero:

What happened to balanced reporting at the Fort Dodge Messenger News? On Sept. 15, you ran an article, or should I say advertorial, entitled "Valero: Fix the RFS". There is not one fact check or even one dissenting voice in the entire piece. With over 40 ethanol plants operating in Iowa, The Messenger missed an excellent opportunity to cover a robust conversation on the importance of maintaining the Renewable Fuel Standard (RFS).

Valero's RFS story has several holes in it. First of all, the letter they sent to the Environmental Protection Agency (EPA) did not expressly ask for a waiver from the 2013 RFS requirements. If Valero, the third largest producer of RINs, a renewable fuel credit, is struggling to meet their requirement, the problem is clearly their own lack of planning. Many oil companies with better business acumen are finding the required RINs and reporting very comfortable profit margins. Perhaps Valero should spend less time spinning the media and more time studying the business practices of their successful peers. The RFS is the single most effective energy policy this country has known. It is successfully lowering our dependence on foreign oil, stimulating investment and job creation in the United States, and improving our environment. The RFS is not broken, but Valero's logic is.

As for E15, approximately 75% of the cars on the road are 2001 or newer and thus able to use E15. Auto manufacturers such as Ford, GM, and Volkswagen have been adding language to their owner's manuals which includes E15. There are also presently 15 million flex-fuel vehicles in use today which run on E15 and blends as high as E85. Clearly, American drivers know what they want. They want a low-cost, renewable alternative fuel at the pump. Gas stations offering E15 over the past year have experienced increasing consumer demand and increasing profits.

Valero also has the data wrong on the costs of a retailer adding an E15 pump. According to the Petroleum Equipment Institute, the cost to retrofit a gas station for E15 could be as little as $1,200 — a cost quickly recouped by increased sales revenue.

The RFS is not choosing winners or losers as Valero suggests. It is unfortunate that Valero views itself as a loser. However, by denying consumers access to more biofuels and money-saving, renewable alternatives at the pump, Valero is choosing profits over consumer benefits and choice.

Management Team
Walter Wendland, President & CEO
Curt Strong, Commodity Manager
Chad Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

PAC raises nearly $16k

The supporters of GGE PAC were blessed with another gorgeous day Aug. 19, 2013, at the Cedar Ridge golf course in Charles City. The setting was ideal for those in attendance to view a new John Deere flex-fuel lawnmower and some new flex-fuel vehicles provided by Vern Laures and Mike Molstead Motors. More than 50 golfers took part in the day.

The GGE PAC auction raised $15,930 from the sale of a wide variety of items including baked goods, tools and many tickets to NASCAR and sporting events, with Ray Dietz as auctioneer. The Frederika Locker & Hy-Vee prepared a superb prime-rib dinner that was enjoyed by all.

Keynote speaker for the event was Christina Martin, executive vice president of the Renewable Fuels Association in Washington, D.C. Christina's address and presentation showed all the different media attacks we have to overcome and dispel about our ethanol industry. We all must do our part in educating and informing our constituents about the benefits of ethanol.

We want to thank all the dedicated people that help GGE PAC raise funds by contributing auction items, attending the event, or making a contribution through your distribution checks. We continue to be one of the largest ethanol supporting PACs in Iowa. If you were unable to attend this year's event and would like to make a contribution you can always send your non-corporate funds to the GGE office or GGE PAC member.

— Jerry Calease, GGE PAC chairman

New HR manager named



Whitney Wilson joined Golden Grain Energy Sept. 16 as the company's human resource manager. A native of Spencer, Wilson graduated from the University of Northern Iowa in 2010 with a bachelor's degree in business management with an HR emphasis. Most recently she was employed by Menards for more than 7 years, working at four different stores over the course of that time, including Mason City, Waterloo, Cedar Falls, and Spencer. Her most recent position at Menards was as an HR coordinator for the past three years.

Frein thankful for time at Golden Grain

Walt graciously gave me this opportunity to say good-bye to our members and I'm very thankful to be able to do this. I have accepted another job and will sadly be leaving Golden Grain.

I took a job closer to where my children go to school, and this allows me to spend more time with them, which is very important to me. I knew an opportunity like this does not come very often so I wanted to take it when it presented itself. I have been here almost since GGE began production. It has been an amazing journey. I truly value my time at GGE and all that I have learned. For that I am forever grateful.

Thank you for your support over the years and I wish GGE much success. I am very appreciative and thankful for this experience.

—Sarah Frein
former Human Resource Manager